Exhibit 99.1

Celcuity Announces Upsized Senior Secured Term Loan Facility of $500 Million with Innovatus Capital Partners and Oxford Finance

MINNEAPOLIS, MN – September 9, 2025 – Celcuity Inc. (“Celcuity”), a clinical-stage biotechnology company pursuing development of targeted therapies for oncology, today announced that it has entered into an amendment to its existing senior secured credit facility with an affiliate of Innovatus Capital Partners, LLC (“Innovatus”) and Oxford Finance LLC (“Oxford”). The amendment increases the total term loan facility size to $500 million, including $350 million in committed capital and up to $150 million at the mutual discretion of Celcuity and its lenders. At the closing of the Amendment, the initial funding under the amended credit facility was in a principal amount of $30 million, bringing the total term loan outstanding to $130 million.

Highlights of the amended credit facility include:

●	Increased Capital Availability: Adds $170 million in new committed capital, including an additional $50 million for a total of $100 million available upon U.S. Food and Drug Administration (“FDA”) approval of gedatolisib in second-line wild-type advanced breast cancer (“ABC”) patients post-CDK4/6 inhibitor therapy, and $120 million upon achievement of certain commercial revenue milestones. An additional up to $150 million is also available at the mutual discretion of Celcuity and its lenders.
●	Improved Structure and Financial Flexibility: Extends the interest-only period by 14 months, with an additional seven-month extension available upon FDA approval. The maturity date of the facility was also extended by six months.

The amendment significantly enhances Celcuity’s financial flexibility and access to capital following the positive topline data from the PIK3CA wild-type cohort of the pivotal VIKTORIA-1 Phase 3 clinical study. The upsized facility strengthens Celcuity’s ability to manage its capital structure efficiently while providing additional funding to support the rolling submission to FDA of its New Drug Application (“NDA”) via FDA’s RTOR program, commercial launch preparations for gedatolisib, and other strategic initiatives.

A Form 8-K outlining the material terms of the amended credit facility will be filed with the Securities and Exchange Commission.

About Celcuity

Celcuity is a clinical-stage biotechnology company pursuing development of targeted therapies for treatment of multiple solid tumor indications. The company’s lead therapeutic candidate is gedatolisib, a potent, pan-PI3K and mTORC1/2 inhibitor that comprehensively blockades the PI3K/AKT/mTOR (PAM) pathway. Its mechanism of action and pharmacokinetic properties are differentiated from other currently approved and investigational therapies that target PI3Kα, AKT, or mTORC1 alone or together. A Phase 3 clinical trial, VIKTORIA-1, evaluating gedatolisib in combination with fulvestrant with or without palbociclib in patients with HR+/HER2- ABC has completed enrollment of and reported topline data for the PIK3CA wild-type cohort, and is currently enrolling patients for the PIK3CA mutant cohort. A Phase 1/2 clinical trial, CELC-G-201, evaluating gedatolisib in combination with darolutamide in patients with metastatic castration resistant prostate cancer, is ongoing. A Phase 3 clinical trial, VIKTORIA-2, evaluating gedatolisib plus a CDK4/6 inhibitor and fulvestrant as first-line treatment for patients with HR+/HER2- ABC is currently enrolling patients. More detailed information about Celcuity’s active clinical trials can be found at ClinicalTrials.gov. Celcuity is headquartered in Minneapolis. Further information about Celcuity can be found at www.celcuity.com. Follow us on LinkedIn and X.

About Innovatus Capital Partners, LLC

Innovatus Capital Partners, LLC, is an independent adviser and asset management firm with approximately $1.4 billion in assets under management. Innovatus adheres to an investment strategy that identifies disruptive and growth opportunities across multiple asset categories with a unifying theme of capital preservation, income generation, and upside optionality. The firm has a dedicated team of life sciences investment professionals with deep experience in healthcare, including life sciences. Innovatus and its principals have significant experience providing debt financing to medical device, diagnostics, and biotechnology companies that address unmet medical needs, improve patient outcomes, and reduce overall healthcare expenditures. To date the Innovatus Life Sciences Strategy has made over $1.4 billion in capital commitments for debt and equity support. Further information can be found at www.innovatuscp.com.

About Oxford Finance

Oxford Finance LLC is a specialty finance firm providing senior secured loans to public and private companies in a variety of industries worldwide. For over 20 years, Oxford has delivered flexible financing solutions to over 700 companies, allowing borrowers to maximize their equity by leveraging their assets. Since 2002, Oxford has originated more than $14 billion in loans. Oxford is headquartered in Alexandria, Virginia, with additional offices serving the greater San Diego, San Francisco, Boston and New York City metropolitan areas. For more information, visit https://oxfordfinance.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to the potential therapeutic benefits of gedatolisib; the size, design and timing of our clinical trials; our interpretation of topline clinical trial data; the ability of our data to support the filing of an NDA with the FDA; our expectations regarding the timing of NDA submissions and our ability to obtain FDA approval to commercialize gedatolisib under the RTOR program; and other expectations with respect to gedatolisib. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “confidence,” “encouraged,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. The forward-looking statements included in this press release are based on management’s current expectations and beliefs which are subject to a number of risks, uncertainties and factors, including that our topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial; unforeseen delays in our planned NDA for gedatolisib; and our ability to obtain and maintain regulatory approvals to commercialize gedatolisib. In addition, all forward-looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2024, as such risks may be updated in our subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by these cautionary statements, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

View source version on release on GlobeNewswire.com.

Contacts:

Celcuity Inc.
Brian Sullivan, bsullivan@celcuity.com
Vicky Hahne, vhahne@celcuity.com
763-392-0123

ICR Healthcare

Patti Bank, patti.bank@icrhealthcare.com

SOURCE: Celcuity Inc.